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                                                                      EXHIBIT 23



                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated February 3, 1993, which appears on page 16 of the 1992 Annual Report to Stockholders of Union Electric Company, which is incorporated by reference in Union Electric Company's Annual Report on Form 10-K for the year ended December 31, 1992, as amended by Form 10-K/A filed May 5, 1993. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 14 of such amended Annual Report on Form 10-K. We also consent to the reference to us under the heading Experts in such Prospectus.

/s/ Price Waterhouse

Price Waterhouse



One Boatmen's Plaza
St. Louis, Missouri
March 4, 1994